Exhibit 99.1
Sierra Pacific Resources Names New General Counsel
LAS VEGAS, Jan 12, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Sierra Pacific Resources (NYSE: SRP) today announced that Paul J. Kaleta has been elected senior vice president, general counsel and corporate secretary and will be joining the company on February 1, 2006.
Kaleta, 50, most recently was with Koch Industries, Inc., of Wichita, Kansas, one of the largest privately-held corporations in the United States. During his seven years at Koch, he held a variety of positions which included general counsel for the parent company and a number of subsidiaries in Koch’s multi-faceted organization. His activities included legal issues involving refining and petrochemicals, several pipelines (including FERC-regulated natural gas pipelines), electric and gas trading, as well as other legal, compliance and financial matters.
Prior to joining Koch, Kaleta was vice president and general counsel of Niagara Mohawk Power Corporation in Syracuse, New York, where for six years he oversaw all legal matters related to this New York Stock Exchange-listed gas and electric utility.
“Paul Kaleta brings an exceptional legal background and experience covering a broad spectrum of industries and disciplines,” said Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources. “He is a strong addition to our senior management team as our company continues to move forward.”
Kaleta also was a partner and associate in the Washington, D.C. law firm of Swidler & Berlin, Chtd, (1985-1991), as well as an associate in the Washington, D.C. office of Skadden, Arps, Slate, Meagher & Flom (1982-1984). He holds a J.D. (cum laude) from the Georgetown University Law Center (1981). He did his undergraduate work at Hamilton College in Clinton, NY, earning an A.B. degree (cum laude) in 1978.
Kaleta will be headquartered in Las Vegas, reporting to Walter Higgins. He also will maintain an office in Reno, NV. He and his wife, Kathy, and their three children will reside in the Las Vegas area.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
SOURCE Sierra Pacific Resources
Media,
Sonya Headen,
+1-702-367-5222,
or Analysts,
Britta Carlson,
+1-702-367-5624,
both of Sierra Pacific Resources.